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                                                                   EXHIBIT 10.31


   DESCRIPTION OF CHANGE OF CONTROL ARRANGEMENTS FOR AMERIGAS PARTNERS, L.P.


CHANGE OF CONTROL ARRANGEMENTS

         Named Executives Employed by the General Partner. Messrs. Bissell, Grady and Knauss each have an agreement with the General Partner (the "Agreement") which provides certain benefits in the event of a change of control. The Agreements operate independently of the AmeriGas Severance Plan, continue through July 2004, and are automatically extended in one-year increments thereafter unless, prior to a change of control, the General Partner terminates an Agreement. In the absence of a change of control, each Agreement will terminate when, for any reason, the executive terminates his employment with the General Partner or any of its subsidiaries.

         A change of control is generally deemed to occur if : (i) a change of control of UGI, as defined above, occurs, (ii) the General Partner, AmeriGas Partners or the Operating Partnership is reorganized, merged or consolidated with or into, or sells all or substantially all of its assets to, another corporation or partnership in a transaction in which the former shareholders of the General Partner, or former limited partners, as the case may be, do not own more than 50% of the outstanding common stock and combined voting power, or the outstanding common units of such partnership, after the transaction, (iii) the General Partner, AmeriGas Partners or the Operating Partnership is liquidated or dissolved, (iv) UGI and its subsidiaries fail to own more than fifty percent of the general partnership interests of AmeriGas Partners or the Operating Partnership, (v) UGI and its subsidiaries fail to own more than fifty percent of the combined voting power of the General Partner's then outstanding voting securities, or (vi) AmeriGas Propane, Inc. is removed as the general partner of AmeriGas Partners by vote of the limited partners, or AmeriGas Propane, Inc. is removed as the general partner of AmeriGas Partners or the Operating Partnership as a result of judicial or administrative proceedings.

         Upon a change of control, the Agreement provides for an immediate cash payment equal to the market value of any pending target award under the General Partner's long-term compensation plan.

         Severance benefits are payable under the Agreements if there is a termination of the executive's employment without cause at any time within three years after a change of control. In addition, following a change of control, the executive may elect to terminate his or her employment without loss of severance benefits in certain specified contingencies, including termination of officer status; a significant adverse change in authority, duties, responsibilities or compensation; the failure of the General Partner to comply with and satisfy any of the terms of the Agreement; or a substantial relocation or excessive travel requirements.

         An executive who is terminated with rights to severance compensation under an Agreement will be entitled to receive an amount equal to 1.0 times his average total cash remuneration for the preceding five calendar years. If the severance compensation payable under the Agreement, either alone or together with other payments to an executive, would constitute "excess parachute payments," as defined in Section 280G of the Code, the executive will also receive an amount to satisfy the executive's additional tax burden.